Exhibit 10.1

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).

Amended and Restated Crude Oil Purchase Agreement

This Amended Crude Oil Purchase Agreement (“Agreement”) is entered effective as of April 1, 2012, by and between BP Products North America Inc. (“Seller”) and Calumet Superior, LLC (“Buyer”). This Agreement incorporates the Special Provisions attached hereto, the January 1, 1993, Conoco General Provisions—Domestic Crude Oil Agreements (“General Provisions”) with noted modifications. Each of Seller and Buyer may be referred to as a “Party” and collectively as the “Parties”. This Agreement replaces the previous Crude Oil Purchase Agreement entered into by the Parties effective October 1, 2011.

Definitions

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Index Marker Grade: As listed in Appendix A.

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Contract Term:

The initial term of this Agreement is one year starting from April 1, 2012 (the “Initial Term”). The Agreement will then automatically renew for successive terms of one year each (each a “Renewal Term”). This Agreement may be terminated by a Party on written notice to the other Party at least three months prior to the end of the Initial Term or the then current Renewal Term.

Seller:

BP Products North America Inc.

30 S. Wacker, Suite 900

Chicago, IL 60606

USA

Buyer:

Calumet Superior, LLC

2780 Waterfront Pkwy. E Dr.,

Suite 200

Indianapolis, IN 46214 USA

Purpose:

The Buyer will purchase crude oil and crude oil/diluent mixtures (collectively, “crude oil”) for its Superior Refinery in Superior, WI, (the “Refinery”) from the Seller under the terms and conditions listed below.

Volume:

During the term of this Agreement, Seller shall sell and deliver, and Buyer shall purchase and accept, all of the Refinery’s requirements for crude oil, estimated to be between 35,000 U.S. Barrels per day and 45,000 U.S. Barrels per day other than Rail Car Barrels (as defined below). Canadian Barrels (as defined below) and Murphy Contract Barrels (as defined below) will be sold by Buyer to Seller or to Seller’s affiliate, then repurchased by Buyer from Seller at normal delivery point.

“Rail Car Barrels” means crude oil barrels purchased by Buyer and transported via rail car to the Refinery. These will be managed by Buyer, and are excluded from the scope of this Agreement.

Buyer purchases approximately 9,000 barrels per day of UI-IC crude from Murphy Oil Corporation (“Murphy Contract Barrels”) for supply to the Refinery. Buyer shall sell the Murphy Contract Barrels to Seller as described below.

Buyer may purchase up to 30,000 tons of Canadian crude oil (“Canadian Barrels”) per month, (up to approximately 190,000 barrels per month or 6,300 barrels per day) directly from other supplier(s). The Canadian Barrels shall be sold to Seller’s affiliate 13P Canada Energy Trading Company under a separate agreement.

The actual amount supplied each month will depend on operational conditions (including availability, apportionment, force majeure events and turnarounds) and will be ordered by the Refinery.

For the avoidance of doubt, the scope of this Agreement does not include any crude oil from any source which may be purchased directly by Buyer or its affiliate(s) and delivered to the Refinery via any mode of transportation but that is ultimately transported out of the Refinery for supply to another facility of the Buyer or its affiliate(s).

Quality:

Crude oil quality will meet Enbridge Pipeline specifications.

New Crude Grades / Crude Blends:

The Parties will work together to evaluate various blends either supplied by Seller or required by the Refinery. If Buyer wishes to purchase one of these blends, Seller shall use good faith efforts to supply it.

Crude Pricing:

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Market Disruption:

“Market Disruption Event” means, with respect to an index specified for determining the price of one or more crude grades, any of the following events: (a) the failure of the index to announce or publish information necessary for determining the price; (b) the failure of trading to commence or the permanent discontinuation or material suspension of trading on the exchange or market acting as the index; (c) the temporary or permanent discontinuance or unavailability of the index; (d) the temporary or permanent closing of any exchange acting as the index; or (e) the index becomes illiquid or is not longer deemed to represent the market price.

If a Market Disruption event occurs, the Parties shall promptly discuss in good faith a suitable alternate index or means of price determination. If the Parties are unable to promptly agree, Seller shall use good faith efforts to obtain at least two written representative quotes for the grade(s) in question from representative sources, and the average of such quotes shall he used. If Seller cannot obtain two such written quotes, it shall set the price in good faith.

Delivery Point:

Title and risk of loss will transfer from Seller to Buyer at the outlet flange of the Enbridge Superior breakout tanks at Superior, WI. Quality and volume will be based on pipeline tickets as published by Enbridge Pipeline’s monthly shipper’s balance statements. Pipeline losses and pipeline-related quality issues will be for the account of the Buyer.

Nomination Procedure:

•	Orders for crude oil will be placed according to Enbridge Pipeline’s injection cycles—a list of dates and typical transit times for various grades will be provided by Seller,

•	Seller will provide a list of estimated grade availability and pricing estimates 5 business days before the commencement of the Grade Differential Trading Period.

•	Buyer will respond with an order 2 business clays before Grade Differential Trading Period, indicating volumes of each grade required.

•	Buyer will also confirm the grades and volumes of the Canadian Barrels and/or Murphy Contract Barrels it will deliver to the Seller as part of the total crude oil requirements of the Refinery.

•	Seller will confirm grades, volumes and likely delivery times based on the schedule published by Enbridge Pipeline on or around the 28th day of the month prior to injection.

•

If during the Grade Differential Trading Period Seller encounters material changes in pricing or crude availability relative to original estimates, Buyer shall be permitted to change the order providing grade changes arc within the same Index Marker Grade family. Otherwise, changes to the order will be priced according the “Crude Pricing” section above.

•	Seller will use commercially reasonable efforts to deliver crude oil ratably to the Refinery.

Volume Nominated but Not Taken:

Buyer shall promptly notify Seller if Buyer’s requirements change due to force majeure or other circumstances such that it cannot take delivery of nominated crude oil (irrespective of whether the barrels are Murphy Contract Barrels, Canadian Barrels or other barrels purchased from Seller under this Agreement). If the crude oil has not yet been delivered, Seller shall use good faith efforts to exercise any force majeure rights Seller may have with its supplier, if possible, or otherwise to resell the crude oil to another party (which may be an affiliate of Seller). Seller shall use reasonable efforts to resell for the highest price available, but may reject any potential buyer for credit reasons, or other good faith concerns such as doubts of a potential buyer’s ability to perform, Seller’s resale price, as adjusted for changes to costs such as delivery location, tariffs, storage costs, other incidental costs, as well as changes to inventory holding costs, is the “Resale Price”. If the Resale Price is higher than the price that would have been charged to Buyer under this Agreement, Seller shall pay such gain to Buyer. If the Resale Price is lower than the contract price, Buyer shall reimburse Seller for such loss.

If force majeure on the Enbridge Pipeline prevents delivery of volumes that have already been injected by Seller, then Seller shall resell the affected barrels as provided in the previous paragraph, and the parties shall make an adjustment payment based on Resale Price and the price that would have been charged to Buyer under this Agreement.

Proration on Pipeline or Force Majeure Events:

Seller is not responsible for selling and delivering crude ordered by Buyer that has been reduced as a result of force majeure events or pipeline proration from Seller’s suppliers or pipelines, Parties will work jointly to manage any shortfall in delivery due to such events, subject to a payment adjustment to the extent provided in the immediately preceding paragraph.

Credit:

Buyer has posted a parent guaranty to Seller with an aggregate limit of fifty million dollars ($50,000,000) from Calumet Specialty Products Partners, L.P. (“Guarantor”) in favor of Seller, in form and substance acceptable to Seller (“Guaranty”). In addition, subject to the qualification in the next paragraph, as long as:

(i)	the Seller is a named beneficiary as a “Secured Hedge Counterparty” in that certain Collateral Trust Agreement dated April 21, 2011, as amended (“Collateral Trust Agreement”);

(ii)	the Seller is the sole Secured Hedge Counterparty with respect to “Forward Purchase Contracts” and has full access to the “Forward Purchase Limit” of one hundred million dollars ($100,000,000), as fully described in the Collateral Trust Agreement;

(iii)	no event of default has occurred under the Collateral Trust Agreement; and

(iv)	Buyer is not in breach of this Agreement or the Collateral Trust Agreement,

then the Seller shall provide to Buyer an open credit line of one hundred thirty million dollars ($130,000,000) under this Agreement.

The Seller can modify this level of open credit line under this Agreement from time to time based on its good faith assessment of access to the Forward Purchase Limit, the Guaranty and the financial strength of Buyer and the Guarantor. The Buyer may be required to provide additional payments, collateral or other forms of credit enhancement in the event the extent of exposure exceeds the open credit line limit.

Buyer represents and warrants to Seller that:

(i)	as of the date hereof, Seller is the only Forward Purchase Secured Hedge Counterparty under the Collateral Trust Agreement, and

(ii)	Buyer shall notify Seller in writing at least ten days before the addition of any other party as a Forward Purchase Secured Hedge Counterparty, or of any amendment to the Collateral Trust Agreement that would materially adversely affect the rights of Seller as a Secured Hedge Counterparty thereunder.

Payment and Invoices:

Seller shall issue a provisional invoice, based on nominated pipeline volumes and estimated purchase price, on or before the third business day of the month following month of delivery. This provisional invoice will include the net out of Murphy Contract Barrels sold by Buyer to Seller. Buyer shall pay the provisional price within ** business days of receipt of Seller’s invoice.

Following receipt of the allocation of losses from Enbridge Pipeline and final crude Oil pricing, Seller shall issue a true-up invoice. Buyer shall pay the true-up invoice within ** business days of receipt of such invoice. After the first billing cycle, the provisional invoice and the true-up invoice for the prior month will be sent by Seller to Buyer on the same day.

General Terms and Conditions:

Except as specifically detailed heroin, CONOCO GENERAL PROVISIONS FOR DOMESTIC CRUDE OIL AGREEMENTS, effective JANUARY 1, 1993 shall govern this Agreement and are attached hereto as Appendix B.

Furthermore, the referenced General Terms and Conditions are subject to the following modifications:

E. Force Majeure: Delete the language in its entirety and replace with the following:

“Except for payment due hereunder, either Party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption or breakdown of production or transportation facilities, delays of pipeline carrier in receiving and delivering crude oil tendered, any apportionment of nominations or facilities by any pipeline whether due to force majeure, governmental requirements or otherwise, or by any other cause, whether similar or not, reasonably beyond the control of such Party. Any such failures to perform shall be remedied with all reasonable dispatch, but neither Party shall be required to supply substitute quantities from other sources of supply. If Force Majeure is declared due to any of the aforementioned events, failure to perform shall not extend the term of this Agreement.

In the event of pipeline apportionment, Seller shall apportion deliveries to Buyer and its other purchasers in a reasonable manner.”

F. Payment: Add the following language to the end of this clause:

“If the Parties agree prior to the payment date for an invoice, they may net invoices for amounts that are due to each other on the same date. In that case, prior to the due date the Parties shall confirm (telephone acceptable) the invoice amounts and the amount remaining, if any, after net out. Any remaining balance shall be paid by the Party owing such amount to the other Party on the date the gross amounts were due. Any such net out shall be effective upon receipt of the balance due after net out to the Party owed the balance. Notwithstanding the above, payments for any demurrage, quantity, quality or other claims shall not be included in such netting of invoices.”

G. Financial Responsibility: Delete the language in entirety and replace with the following:

“If at any time the reliability or financial responsibility of the Buyer under this Agreement should, in the reasonable opinion of the Seller, be or become impaired or unsatisfactory, the Seller shall have the right upon written notice (which shall refer to the Agreement) to require the Buyer to provide financial assurance at the Seller’s choosing in the form of either (a) establishing, at the Buyer’s cost, by 1300 hours (New York, NY time) on the second (2nd) Banking Day following such request, an irrevocable standby letter of credit opened by a Qualified Institution (“Qualified Institution” means either: (i) a commercial bank or trust company organized under the laws of the U.S. or a political subdivision thereof, (1) that has at least either an AA- Long Term Rating Issued by Standard & Poor’s Ratings Group (“S&P”) or an Aa3 Deposit Rating issued by Moody’s Investor Services, Inc. (“Moody’s”) and (2) has assets in excess of Fifty Billion US Dollars ($50,000,000,000); or (ii) a first class international bank acceptable to the Seller), in a form acceptable to the Seller, or (b) a guaranty in form and substance acceptable to Seller, and from a parent or affiliate of the Buyer, received by the Seller no later than two (2) business days after such demand, and in any event prior to commencing a Delivery Period, in either case in an amount equal to, or greater than, the Seller’s good faith estimate of its total net financial exposure to the Buyer for transactions subject to this Agreement. Such exposure may include, without limitation, the damages recoverable by the Seller in the event of nonperformance by the Buyer. Failure by the Buyer to so open such letter of credit or provide a guaranty, as required, shall be a material breach and shall give the Seller the right to terminate this Agreement. Notwithstanding the Delivery Period, during the period following notice and prior to the establishment of said letter of credit or receipt of guaranty, the Seller shall have no obligation to deliver crude oil to the Buyer under any transaction or to extend to the Buyer any credit whatsoever. If at any time: (i) the reliability or financial responsibility of the Seller under this Agreement should in the reasonable opinion of the Buyer be or become impaired or unsatisfactory, and (ii) the Buyer reasonably and in good faith estimates that it has net financial exposure to the Seller for transactions subject to this Agreement (which exposure may include damages recoverable by the Buyer in the event of nonperformance by the Seller), the Buyer may require the Seller to post financial assurance in a form described above and in the amount of such exposure. If at any time financial assurance previously provided is considered insufficient by the requesting Party, (whether due to a subsequent increase in financial exposure or otherwise), or ceases to meet the requirements of this section, then the requesting Party may require the posting of additional or substitute financial assurance on the second Banking Day after request. If the Parties have agreed to net settle deliveries under multiple transactions under this Agreement, the Party requesting financial assurance may, when calculating the amount of its exposure, take into account the potential effect of nonperformance by the other Party.”

M. Governing Law. Delete the language in its entirety and replace with the following:

“The Agreement shall be governed by the internal laws of the State of New York, without giving effect to its provisions relating to choice of law.”

Add the following new clauses:

“S. Arbitration:

Any controversy or claim arising under or with respect to this Agreement shall be settled by arbitration conducted in the English language in Chicago, Illinois by a panel of three neutral arbitrators appointed by the American Arbitration Association in accordance with its Commercial Arbitration Rules. Nothing in this Agreement shall be construed to prevent any court having jurisdiction from issuing injunctions, attachment orders or orders for similar relief in aid of any arbitration commenced (or to be commenced) pursuant to this section. Judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction hereof”

“T. Taxes:

(i) The Buyer’s responsibilities: (a) The amount of any taxes, duties, imposts, fees, charges and dues of every description imposed or levied by any governmental, local or port authority on the crude oil supplied hereunder, or on its export, delivery, transportation, ownership, sale or use in respect of any stage after risk in such crude oil has passed to the Buyer shall be for the Buyer’s account. (b) In the case OMB sales, all taxes, duties, imposts, fees, charges (including, without limitation, pilotage, mooring and towage expenses) and dues (including, without limitation, quay dues) in respect of the vessel incurred at the loading terminal shall be for the Buyer’s account. (c) Buyer shall bear no responsibility for any income, franchise or other type of direct tax that may inure to Seller as a result of this Agreement. Buyer will bear sole responsibility for all resultant indirect taxes, including but not limited to: federal and state excise taxes, sales and use taxes, gross receipts taxes, value added taxes business and occupation taxes, and environmental fees and taxes. At time of sale, Seller will invoice Buyer, and Buyer will pay for all taxes unless Buyer, in advance, has provided Seiler with documentation of applicable licenses or exemption certificates. Buyer’s obligation to pay applicable indirect taxes extends to reimbursement of Seller for any taxes that Seller must pay due to subsequent discovery of taxability or under audit by any taxing authority. Seller’s right to require reimbursement of taxes is not subject to the 90 day limit for other claims under this Agreement, and Seller may make a claim for reimbursement at any time until the expiration of the relevant statute of limitations.

(ii) The Seller’s responsibilities: (a) The amount of any taxes, duties, imposts, fees, charges and dues of every description imposed or levied by any governmental, local or port authority on the crude oil supplied hereunder, or on its export, delivery, transportation, ownership, sale or use, in respect of any stage prior to risk in such crude oil has passed to the Buyer shall be for the Seller’s account.”

“V. Recording of conversations:

Each Party hereby acknowledges to the other Party and consents that such other Party may, from time to time, and without further notice, electronically record telephone conversations between the Parties’ respective representatives in connection with the Agreement or other commercial matters between the Parties.”

“U. Banking Instructions:

If the Seller’s invoice contains banking information different from that currently in the Buyer’s records, prior to making payment the Buyer may require that: (1) such new or updated details be verbally confirmed by an employee or agent of the Seller other than the person responsible for generating such invoice, and (ii) the Seller provide email or fax confirmation of the new banking information. The Seller will provide such confirmation in a timely manner, and the invoice shall not be due until confirmation is provided.”

NOTICES:

Seller:

To:

BP Products North America Inc.

30 S. Wacker, Suite 900

Chicago, IL 60606

Buyer:

To:

Calumet Superior, LLC

Attention: Vice President & CFO

2780 Waterfront Pkwy. E. Dr., Suite 200

Indianapolis, IN 46214

USA

All notices or other communications made pursuant to this Agreement (“Notices”) shall be in writing to the respective address set forth above and shall be delivered by hand or sent by facsimile, nationally recognized overnight courier service, or first class mail.

Notices shall be effective when received by the addressee. In the absence of proof of receipt, the following presumptions shall apply: Notices sent by facsimile shall be deemed to have been received when sent if sent before 5:00 p.m. on a business day, or on the next following business day if sent after 5:00 p.m. or on a day that is not a business day. Notice by overnight courier shall be deemed to have been received on the next following business day. Notice by first class mail shall be deemed to have been received five business days after mailing.

This Agreement may be executed by facsimile and in one or more counterparts, all of which taken together shall have the same force and effect as one original.

BP Products North America Inc.

By: /s/ Authorized Signatory

Title: VP BP Products North America

Date: 4/20/12

Calumet Superior, LLC

By: /s/ R. Patrick Murray, II

Title: VP & CFO

Date: April 20, 2012

APPENDIX A

Index Marker Grades	Dependent Grades
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APPENDIX B

GENERAL PROVISIONS

DOMESTIC CRUDE OIL AGREEMENTS

A. Measurement and Tests: All measurements hereunder that be made from static tank gauges on 100 percent tank table basis or by positive displacement meters. All measurements and teats shall be made in accordance with the latest AVM or ASME-API (Petroleum PO Meter Code) published methods then in effect, whichever apply. Volume and gravity shall be adjusted to 60 degrees Fahrenheit by the use of Table 6A and 5A of the Petroleum Measurement Tables ASTM Designation D1250 in their latest revision. The crude oil delivered hereunder shall be marketable and acceptable in the applicable common or segregated stream of the carriers involved but not to exceed 1% S&W. Full deduction for all free water and S&W content shall be made according to the API/ASTM Standard Method then in effect. Either party shall have the right to have a representative witness all gauges, tests and measurements. In the absence of the other party’s representative, such gauges, tests and measurements shall be deemed to be correct.

B. Warranty: The Seller warrants good title to all crude oil delivered hereunder and warrants that such crude oil shall be free from all royalties, liens, encumbrances and all applicable foreign, federal, state and local taxes.

Seller further warrants that the crude oil delivered shall not be contaminated by chemicals foreign to virgin crude oil including, but not limited to chlorinated and/or oxygenated hydrocarbons and lead. Buyer shall have the right, without prejudice to any other remedy available to Buyer, to reject and return to Seller any quantities of crude oil which are found to be so contaminated, even after delivery to Buyer.

C. Rules and Regulations: The terms, provisions and activities undertaken pursuant to this Agreement shall be subject to all applicable laws, orders and regulations of all governmental authorities. If at any time a provision hereof violates any such applicable laws, orders or regulations, such provision shall be voided and the remainder of the Agreement shall continue in full force and effect unless terminated by either party upon giving written notice to the other party hereto. If applicable, the parties hereto agree to comply with all provisions (as amended) of the Equal Opportunity Clause prescribed in 41 C.F.R. 60-1.4; the Affirmative Action Clause for disabled veterans and veterans of the Vietnam Era prescribed in 41 C.F.R, 60-250.4; the Affirmative Action Clause for Handicapped Workers presorted in 41 C.F.R. 60-741.4; 48 C.F.R. Chapter 1 Subpart 19.7 regarding Small Business and Small Disadvantaged Business Concerns; 48 C.F.R. Chapter 1 Subpart 20.3 regarding Utilization of Labor Surplus Area Concerns; Executive Order 12138 and regulations thereunder regarding subcontracts to women-owned business concerns; Affirmative Action Compliance Program (41 C.F.R. 60-1.40); annually file SF-100 Employer Information Report (41 C.F.R. 60-1.7); 41 C.F.R. 60-1.8 prohibiting segregated facilities; and the Fair Labor Standards Act of 1938 as amended, all of which are incorporated in this Agreement by reference.

D. Hazard Communication: Seller shall provide its Material Safely Data Sheet (MSDS) to Buyer. Buyer acknowledges the hazards and risks in handling and using crude oil. Buyer shall read the MSDS and advise its employees, its affiliates, and third parties, who may purchase or come into contact with such crude oil, about the hazards of crude oil, as well as the precautionary procedures for handling said crude oil, which are set forth in such MSDS and any supplementary MSDS or written warning(s) which Seller may provide to Buyer from time to time.

E. Force Majeure: Except for payment due hereunder, either party hereto shall be relieved from liability for failure to perform hereunder for the duration and to the extent such failure is occasioned by war, riots, insurrections, fire, explosions, sabotage, strikes, and other labor or industrial disturbances, acts of God or the elements, governmental laws, regulations, or requests, acts in furtherance of the International Energy Program, disruption or breakdown of production or transportation facilities, delays of pipeline center in receiving and delivering crude oil tendered, or by any other cause, whether similar or not, reasonably beyond the control of such party. Any such failures to perform shall be remedied with all reasonable dispatch, but neither party shall be required to supply substitute quantities from other sources of supply. Failure to perform due to events of Force Majeure shall not extend the terms of the Agreement.

Notwithstanding the above, and in the event that the Agreement is an associated purchase/sale, or exchange of crude oil, the parties shall have the rights and obligations described below in the circumstances described below:

(1) If, because of Force Majeure, the party declaring Force Majeure (the “Declaring Party”), is unable to deliver part or all of the quantity of crude oil which the Declaring Party is obligated to deliver under the Agreement or associated contract, the other party (the “Exchange Partner”) shall have the right but not the obligation to reduce its deliveries of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party falls to deliver.

        (2) If because of Force Majeure, the Declaring Party is unable to take delivery of part or all of the quantity of crude oil to be delivered by the Exchange Partner under the Agreement or associated contract, the Exchange Partner shall have the right but not the obligation to reduce its receipts of crude oil under the same Agreement or associated contract by an amount not to exceed the number of barrels of crude oil that the Declaring Party fails to take delivery of.

F. Payment. Unless otherwise specified in the Special Provisions of this Agreement, Buyer agrees to make payment against Seller’s invoice for the crude oil purchased hereunder to a bank designated by Seller in U.S. dollars by telegraphic transfer in immediately available funds. Unless otherwise specified in the Special Provisions of this Agreement, payment will be due on or before the 20th of the month following the month of delivery. If payment due date is on a Saturday or New York bank holiday other than Monday, payment shall be due on the preceding New York banking day. If payment due date is on a Sunday or a Monday New York bank holiday, payment shall be due on the succeeding New York banking day.

Payment shall be deemed to be made on the date good funds are credited to Seller’s account at Seller’s designated bank.

In the event that Buyer fails to make any payment when due, Seller shall have the right to charge interest on the amount of the overdue payment at a per annum rate which shall be two percentage points higher than the published prime lending rate of Morgan Guaranty Trust Company of New York on the date payment was due, but not to exceed the maximum rate permitted by law.

Effective January 1, 1993 Supersedes November 1983 General Provision	1

G. Financial Responsibility: Notwithstanding anything to the contrary in this Agreement, should Seller reasonably believe it necessary to assure payment, Seller may at any time require, by written notice to Buyer, advance cash payment or satisfactory security in the form of a Letter or Letters of Credit at Buyer’s expense in a form and from a bank acceptable to Seller to cover any or all deliveries of crude oil. If Buyer does not provide the Letter of Credit on or before the date specified in Seller’s notice under this section, Seller or Buyer may terminate this Agreement forthwith. However, if a Letter of Credit is required under the Special Provisions of this Agreement and Buyer does not provide same, then Seller only may terminate this Agreement forthwith. In no event shall Seller be obligated to schedule or complete delivery of the crude oil until said Letter of Credit is found acceptable to Seller. Each party may offset any payments or deliveries due to the other party under this or any other agreement between the parties.

If a party to this Agreement (the “Defaulting Party”) should (1) became the subject of bankruptcy or other insolvency proceedings, or proceedings for the appointment of a receiver, trustee, or similar official, (2) become generally unable to pay its debts as they become due, or (3) make a general assignment for the benefit of creditors, the other party to this Agreement may withhold shipments without notice.

H. Liquidation:

(1) Right to Liquidate. At any time after the occurrence of one or more of the events described in the third paragraph of Section G, Financial Responsibility, the other party to the Agreement (the “Liquidating Party”) shall have the right, at its sole discretion, to liquidate this Agreement by terminating this Agreement. Upon termination, the parties shall have no further rights or obligations with respect to this Agreement, except for the payment of the amounts) (the “Settlement Amount” or “Settlement Amounts”) determined as provided in Paragraph (3) of this section.

(2) Multiple Deliveries. If this Agreement provides for multiple deliveries of one or more types of crude oil in the same or different delivery months, or for the purchase or exchange of crude oil by the parties, all deliveries under this Agreement to the same party at the same delivery location during a particular delivery month shall be considered a single commodity transaction (“Commodity Transaction”) for the purpose of determining the Settlement Amount(s). If the Liquidating Party elects to liquidate this Agreement, the Liquidating Party must terminate all Commodity Transactions under this Agreement.

(3) Settlement Amount. With respect to each terminated Commodity Transaction, the Settlement Amount shall be equal to the contract quantity of crude oil, multiplied by the difference between the contract price per barrel specified in this Agreement (the “Contract Price”) and the market price per barrel of crude oil on the date the liquidating Party terminates this Agreement (the “Market Price”). If the Market Price exceeds the Contract Price in a Commodity Transaction, the selling party shall pay the Settlement Amount to the buying party. If the Market Price is less than the Contract Price in a Commodity Transaction, the buying party shall pay the Settlement Amount to the selling party. If the Market Pride is equal to the Contract Price in a Commodity Transaction, no Settlement Amount shall be due.

(4) Termination Date. For the purpose of determining the Settlement Amount, the date on which the Liquidating Party terminates this Agreement shall be deemed to be (a) the dale on which the Liquidating Party sends written notice of termination to the Defaulting Party, if such notice of termination Is sent by telex or facsimile transaction; or (b) the date on which the Defaulting Party receives written notice of termination from the Liquidating Party, if such notice of termination is given by United States mail or a private mall delivery service.

(5) Market Price. Unless otherwise provided in this Agreement, the Market Price of crude oil sold or exchanged under this Agreement shall be the price for crude oil for the delivery month specified in this Agreement and at the delivery location that corresponds to the delivery location specified in this Agreement, as reported in Platt’s Oilgram Price Report (“Platt’s”) for the date on which the Liquidating Party terminates this Agreement. If Platt’s reports a range of prices for crude oil on that date, the Market Price shall be the arithmetic average of the high and low prices reported by Platt’s. If Platt’s does not report prices for the crude oil being sold under this Agreement, the Liquidating Party shall determine the Market Price of such crude oil in a commercially reasonable manner, unless otherwise provided in this Agreement.

(6) Payment of Settlement Amount. Any Settlement Amount due upon termination of this Agreement shall be paid in immediately available funds within two business days after the Liquidating Party terminates this Agreement. However, if this Agreement provides for more than one Commodity Transaction, or if Settlement Amounts are due under other agreements terminated by the Liquidating Party, the Settlement Amounts due to each party for such Commodity Transactions and/or agreements shall be aggregated. The party owing the net amount after such aggregation shall pay such net amount to the other party in immediately available funds within two business days after the date on which the Liquidating Party terminates this Agreement.

(7) Miscellaneous. This section shall not limit the rights and remedies available to the Liquidating Party by law or under other provisions of this Agreement. The parties hereby acknowledge that this Agreement constitutes a forward contract for purposes of Section 556 of the U.S. Bankruptcy Code.

I. Equal Daily Deliveries: For pricing purposes only, unless otherwise specified in the Special Provisions, all crude oil delivered hereunder during any calendar month shall be considered to have been delivered in equal daily quantities during such month.

J. Exchange Balancing: If volumes are exchanged, each party shall be responsible for maintaining the exchange in balance on a month-to-month basis, as near as pipeline or other transportation conditions wet permit. In all events upon termination of this Agreement and after all monetary obligations under this Agreement have been satisfied, any volume imbalance existing at the conclusion of this Agreement of less than 1,000 barrels will be declared in balance. Any volume imbalance of 1,000 barrels or more, limited to the total contract volume, will be settled by the underdelivering party making delivery of the total volume imbalance in accordance with the delivery provisions of this Agreement applicable to the underdelivering party, unless mutually agreed to the contrary. The request to schedule all volume imbalances must be confirmed in writing by one party or both parties. Volume imbalances confirmed by the 20th of the month shall be delivered during the calendar month after the volume imbalance is confirmed. Volume imbalances confirmed after the 20th of the month shall be delivered during the second calendar month after the volume imbalance is confirmed.

Effective January 1, 1993 Supersedes November 1983 General Provision	2

K. Delivery, Title, and Risk of Loss: Delivery, title, and risk of lass of the crude oil delivered hereunder shall pass from Seller to Buyer as follows:

For lease delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange end/or meter connecting the Seller’s lease/unit storage tanks or processing facilities to the Buyer’s carrier. Title to and risk of loss of the crude oil shall pass from Seller to Buyer at the point of delivery.

For delivery locations other than lease/unit delivery locations, delivery of the crude oil to the Buyer shall be effected as the crude oil passes the last permanent delivery flange and/or meter connecting the delivery facility designated by the Seller to the Buyers carrier. If delivery is by in-line transfer, delivery of the crude oil to the Buyer shall be effected at the particular pipeline facility designated in this Agreement. Title to and risk of loss of the crude oil shall pass from the Seller to the Buyer upon delivery.

L. Term: Unless otherwise specified in the Special Provisions, delivery months begin at 7:00 a.m. on the first day of the calendar month and end at 7:00 a.m. on the first day of the following calendar month.

M. Governing Law: This Agreement and any disputes arising hereunder shall be governed by the laws of the State of Texas.

N. Necessary Documents: Upon request, each party agrees to furnish all substantiating documents incident to the transaction, including a Delivery Ticket for each volume delivered and an invoice for any month in which the sums are due.

O. Waiver: No waiver by either party regarding the performance of the other party under any of the provisions of this Agreement shall be construed as a waiver of any subsequent performance under the same or any other provisions.

P. Assignment: Neither party shall assign this Agreement or any rights hereunder without the written consent of the other party unless such assignment is made to a person controlling, controlled by or under common control of assignor, in which event assignor shall remain responsible for nonperformance.

Q. Entirety of Agreement: The Special Provisions and these General Provisions contain the entire Agreement of the parties; there are no other promises, representations or warranties. Any modification of this Agreement shall be by written instrument. Any conflict between the Special Provisions and these General Provisions shall be resolved in favor of the Special Provisions. The section headings are for convenience only and shall not limit or change the subject matter of this Agreement.

R. Definitions: When used in this Agreement, the terms listed below have the following meanings:

“API” means the American Petroleum Institute.

“ASME” means the American Society of Mechanical Engineers.

“ASTM” means the American Society for Testing Materials.

“Barrel” means 42 U.S. gallons of 231 cubic Inches per gallon corrected to 60 degrees Fahrenheit.

“Carrier” means a pipeline, barge, truck, or other suitable transporter of crude oil.

“Crude Oil” means crude oil or condensate, as appropriate.

“Day,” “month,” and “year” mean, respectively, calendar day, calendar month, and calendar year, unless otherwise specified.

“Delivery Ticket” means a shipping/loading document or documents stating the type and quality of crude oil delivered, the volume delivered and method of measurement, the corrected specific gravity, temperature, and S&W content.

“Invoice” means a statement setting forth at least the following information: The date(s) of delivery under the transaction; the location(s) of delivery; the volume(s); price(s); the specific gravity and gravity adjustments to the price(s) (where applicable); and the term(s) of payment.

“S&W’ means sediment and water.

Effective January 1, 1993 Supersedes November 1983 General Provision	3